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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                  FINAL TERMS NO: 1648 DATED 27 SEPTEMBER 2006

                         QUEENSLAND TREASURY CORPORATION

                      ISSUE OF A$5,000,000 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2010,
    CURRENTLY TOTALING A$1,162,000,000 (A$1,164,000,000 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 14, 2005 (as amended by the supplement to prospectus supplement dated July 21, 2006), which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website. This pricing supplement is a pricing supplement for the purposes of the prospectus supplement dated August 3, 2006.

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1.   (i)  Issuer:                             Queensland Treasury Corporation

     (ii) Guarantor:                          The Treasurer on behalf of the Government of
                                              Queensland

2.   Benchmark line:                          2010
                                              (to be consolidated and form a single series with QTC
                                              5.5% Global A$ Bonds due 14 May, 2010, ISIN
                                              US748305BF57)

3.   Specific Currency or Currencies:         AUD ("A$")

4.   (i)  Issue price:                        100.990%

     (ii) Dealers' fees and commissions       No fee or commission is payable in respect of the
          paid by Issuer:                     issue of the bond(s) described in this Pricing
                                              Supplement. Instead, QTC pays fees and commissions in
                                              accordance with the procedure described in the QTC
                                              Offshore and Onshore
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                                              Fixed Interest Distribution Group Operational
                                              Guidelines.

5.   Specified Denominations:                 A$1,000

6.   (i)  Issue Date:                         27 September 2006

     (ii) Record Date:                        6 May /6 November. Security will be ex-interest on and
                                              from 7 May/7 November

     (iii) Interest Payment Dates:            14 May/14 November

7.   Maturity Date:                           14 May 2010

8.   Interest Basis:                          5.5 per cent Fixed Rate

9.   Redemption/Payment Basis:                Redemption at par

10.  Change of Interest Basis or              Not Applicable
     Redemption/Payment Basis:

11.  (i)  Status of the Bonds:                Senior and rank pari passu with other senior,
                                              unsecured debt obligations of QTC

     (ii) Status of the Guarantee:            Senior and ranks pari passu with all its other
                                              unsecured obligations

12.  Method of distribution:                  Non-syndicated

                          PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.  Fixed Rate Note Provisions Applicable

     (i)  Rate(s) of Interest:                5.5 percent per annum payable semi-annually in arrears

     (ii) Interest Payment Date(s):           14 May and 14 November in each year up to and
                                              including the Maturity Date

     (iii) Fixed Coupon Amount(s):            A$27.50 per A$1,000 in nominal amount

     (iv) Determination Date(s):              Not Applicable

     (v)  Other terms relating to the         None
          method of calculating interest
          for Fixed Rate Bonds:

                                  PROVISIONS RELATING TO REDEMPTION
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14.  Final Redemption Amount:                 A$1,000 per bond of A$1,000 Specified Denomination

15.  Early Redemption Amount(s) payable on    Not Applicable
     redemption for taxation reasons or on
     event of default and/or the method of
     calculating the same:

                             GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.  Form of Bonds:                           Permanent Global Note not exchangeable for Definitive
                                              Bonds

17.  Additional Financial Centre(s) or        Not Applicable
     other special provisions relating to
     Payment Dates:

18.  Talons for future Coupons or Receipts    No
     to be attached to Definitive Bonds
     (and dates on which such Talons
     mature):

19.  Other terms or special conditions:       Not Applicable

                                            DISTRIBUTION

20.  (i)  If syndicated, names and            Not Applicable
          addresses of Managers and
          underwriting commitments:

     (ii) Date of Dealer Agreement:           03 October 2006 (the "Trade Date")

     (iii) Stabilizing Manager(s) (if any):   Not Applicable

21.  If non-syndicated, name and address of   Macquarie Bank Ltd
     relevant Dealer:                         No. 1 Martin Place
                                              Sydney NSW 2000

22.  Whether TEFRA D or TEFRA C rules         TEFRA Not Applicable
     applicable or TEFRA rules not
     applicable:

23.  Additional selling restrictions:         Not Applicable
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LISTING APPLICATION

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This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:


By:
    ------------------------------------
               Duly authorized

                           PART B - OTHER INFORMATION

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1.   LISTING

(i)  Listing:                                 Bourse de Luxembourg.

(ii) Admission to trading:                    Application has been made for the bonds to be admitted
                                              to trading on the regulated market of the Bourse de
                                              Luxembourg with effect from the Issue Date.

2.   RATINGS

     Ratings:                                 The bonds to be issued have been rated:

                                              S&P:     AAA
                                              Moody's: Aaa

                                              An obligation rated 'AAA' by S&P has the highest
                                              credit rating assigned by Standard & Poor's. The
                                              obligor's capacity to meet its financial commitment on
                                              the obligation is extremely strong.

                                              Obligations rated Aaa by Moody's are judged to be of
                                              the highest quality with minimal credit risk.

                                              A credit rating is not a recommendation to buy, sell
                                              or hold securities and may be revised or withdrawn by
                                              the rating agency at any time. Each rating should be
                                              evaluated independently of any other rating.

3.   INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.   REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL
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     EXPENSES

(i)  Reasons for the Offer:                   See "Use of Proceeds" section in the prospectus
                                              supplement.

(ii) Estimated net proceeds:                  Not Applicable.

(iii) Estimated total expenses:               Not Applicable.

5.   YIELD

     Indication of yield:                     5.85%

                                              Calculated as 7 basis points less than the yield on
                                              the equivalent A$ Domestic Bond issued by the Issuer
                                              under its Domestic A$ Bond Facility on the Trade Date.

                                              The yield is calculated on the Trade Date on the basis
                                              of the Issue Price. It is not an indication of future
                                              yield.

6.   OPERATIONAL INFORMATION

(i)  ISIN Code:                               US748305BF57

(ii) Common Code:                             21354040

(iii) CUSIP Code:                             748305BF5

(iv) Any clearing system(s) other than        Not Applicable
     Depositary Trust Company, Euroclear
     Bank S.A./N.V. and Clearstream
     Banking, societe anonyme and the
     relevant identification number(s):

(v)  Delivery:                                Delivery free of payment

(vi) Names and addresses of additional        Not Applicable
     Paying Agent(s) (if any):
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